Exhibit 99.1

Alset EHome International Inc. Prices $32.0 Million Underwritten

Public Offering of Units

Bethesda, MD – May 10, 2021 – Alset EHome International Inc. (NASDAQ: AEI) (the “Company”), a diversified holding company principally engaged through its subsidiaries in property development, digital transformation technology and biohealth activities, today announced the pricing of an underwritten public offering (the “Offering”) of 4,700,637 Units (the “Common Units”), at a price to the public of $5.07 per Common Unit, with each Common Unit consisting of (a) one share of common stock, par value $0.001 per share (the “Common Stock”), (b) one Series A warrant to purchase one share of Common Stock with an initial exercise price of $5.07 per whole share and (c) one Series B warrant to purchase one-half of a share of Common Stock with an initial exercise price of $6.59 per whole share. The Series A Warrants and Series B Warrants will be exercisable immediately upon issuance and will expire on the fifth anniversary of the original issuance date. The Offering also consists of 1,611,000 pre-funded units (the “Pre-Funded Units”), at a public offering price of $5.06, with each Pre-funded Unit consisting of (a) one Pre-funded Warrant, (b) one Series A warrant and (c) one Series B warrant. The Pre-Funded Warrants have an exercise price of $0.01 per share. The gross proceeds from the Offering, before deducting underwriting discounts and commissions and estimated Offering expenses, are expected to be approximately $32.0 million. In addition, the Company has granted the underwriters a 45-day option to purchase additional shares of Common Stock and/or Pre-funded Warrants, representing up to 15% of the Common Stock and Pre-funded Warrants sold in the Offering and/or additional Series A and Series B Warrants, representing up to 15% of the Series A and Series B Warrants sold in the base offering, solely to cover over-allotments, if any, which would increase the total gross proceeds of the Offering to approximately $36.1 million, if the over-allotment option is exercised in full.

The Offering is expected to close on May 13, 2021, subject to the satisfaction of customary closing conditions.

Aegis Capital Corp. is acting as sole book-running manager for the Offering.

The securities described above were offered by Alset EHome International Inc. pursuant to an effective registration statement on Form S-1 (No. 333-255757) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 4, 2021 and declared effective by the SEC on May 10, 2021. A final prospectus (the “Prospectus”) describing the terms of the proposed Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the Prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010. Before investing in this Offering, interested parties should read in their entirety the Prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such Prospectus, which provide more information about the Company and such Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any units, nor shall there be any sales of the units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements

This press release includes statements relating to the size of the Offering, the completion of the Offering and the expected closing date of the Offering. These statements and other statements regarding the Company’s future plans and goals constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the expected timing of the closing of the Offering and risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the Offering. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Alset EHome International Inc.

Alset EHome International Inc. is a diversified holding company principally engaged through its subsidiaries in EHome development and digital transformation technology with operations in the United States, Singapore, Hong Kong, Australia and South Korea. The Company’s vision is to accelerate sustainable healthy living. The Company’s mission is to provide a healthy living ecosystem, encompassing housing, transport, energy, healthy food and health products.

For more information, please visit: www.alsetehomeintl.com.

Investor Contact:

Dave Gentry, CEO

RedChip Companies Inc.

407-491-4498

Dave@redchip.com